PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule No. 424(b)(3)
(To Prospectus dated July 7, 2003)                    REGISTRATION NO. 333-89355



                                 [LOGO OMITTED]




                        1,000,000,000 Depositary Receipts
                            Biotech HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated July 7, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by the Biotech HOLDRS (SM) Trust.

         The share amounts specified in the table on page 13 of the base prospectus shall be replaced with the following:


                                                                          Share         Primary
                   Name of Company                         Ticker        Amounts    Trading Market
---------------------------------------------------- --------------- ------------- ----------------
Affymetrix, Inc.                                            AFFX            4           NASDAQ
Alkermes, Inc.                                              ALKS            4           NASDAQ
Amgen Inc.                                                  AMGN          64.48         NASDAQ
Applera Corporation--Applied Biosystems Group*               ABI           18            NYSE
Applera Corporation--Celera Genomics Group*                  CRA            4            NYSE
Biogen, Inc.                                                BGEN           13           NASDAQ
Chiron Corporation                                          CHIR           16           NASDAQ
Enzon Pharmaceuticals, Inc.                                 ENZN            3           NASDAQ
Genentech, Inc.                                             DNA            44            NYSE
Genzyme Corporation                                         GENZ           14           NASDAQ
Gilead Sciences, Inc.                                       GILD           16           NASDAQ
Human Genome Sciences, Inc.                                 HGSI            8           NASDAQ
ICOS Corporation                                            ICOS            4           NASDAQ
IDEC Pharmaceuticals Corporation                            IDPH           12           NASDAQ
MedImmune, Inc.                                             MEDI           15           NASDAQ
Millennium Pharmaceuticals, Inc.                            MLNM           12           NASDAQ
QLT Inc.                                                    QLTI            5           NASDAQ
Sepracor Inc.                                               SEPR            6           NASDAQ
Shire Pharmaceuticals Group p.l.c.                         SHPGY         6.8271         NASDAQ

--------------------

* The securities of this company trade as a tracking stock. Please see "Risk Factors" and the business description in Annex A for additional information relating to an investment in tracking stock.


         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2003.